Exhibit 99.2

A Letter From The Chairman & CEO

Dear Colleagues, Shareholders and Friends:

Today we issued a press release announcing our agreement with XOMA Corporation to in-license RZ358, a Phase 2 antibody to treat Congenital Hyperinsulinism (CHI), an ultra-orphan metabolic disease. With the addition of this program to our product pipeline, we have achieved a significant milestone in our corporate evolution, and the purpose of this letter is to update you on our go-forward plans as well as the status of the business.

In my 2016 letter to shareholders, I highlighted our belief in the importance of advancing our microsphere platform while opportunistically seeking to in-license or acquire external programs and capabilities that could facilitate the creation of a robust, high-value biopharmaceutical company. Our corporate development activities this year reflect the implementation of that strategy. We believe the best way to increase shareholder value and unlock the possibility of up-listing onto a national stock exchange with the support of institutional investors is to advance multiple pipeline programs at different stages across different platforms. I am happy to inform you that we now have four active programs across three platforms including: (i) a Phase 2 antibody (RZ358), (ii) a Phase 1 microsphere (AB101), and (iii) two preclinical oral plasma kallikrein inhibitors (RZ402 and RZ602).

In just a few months we have transformed the company from a microsphere-based diabetes organization to a clinical stage metabolic and orphan disease company with a portfolio of potentially paradigm-shifting therapies for patients and providers. “AntriaBio” is and will remain known as the microsphere company developing a long-acting insulin. With the broadening of our capabilities, programs and mission, we are emphasizing our new mandate. By changing the company’s name to “Rezolute,” we are resolved to apply different technologies and modalities to develop transformative therapies for diseases with high unmet needs.

RZ358

CHI is a rare genetic disorder that affects 1 in 50,000 newborns. Ordinarily, beta cells in the pancreas secrete just enough insulin to keep blood sugar in the normal range. With CHI, the secretion of insulin is not properly regulated as the beta cells secrete too much insulin resulting in excessive low blood sugar (severe hypoglycemia). In infants and young children, these episodes are characterized by lethargy, irritability and difficulty feeding. Repeated episodes of hypoglycemia increase the risk of serious complications such as breathing difficulties, seizures, developmental delays and intellectual disability, vision loss, brain damage, coma and possibly death. CHI is the most common cause of persistent hypoglycemia in children and about 60 percent of infants with CHI experience a hypoglycemic episode within the first month of life. Other affected children develop hypoglycemia by early childhood.

To avoid hypoglycemia, many children require frequent glucose monitoring and feeding, including intravenous or intestinal administration of sugar solutions, particularly overnight. This burdensome treatment regimen has a substantially negative effect on the quality of life for these children and their families. In addition, a significant number of children cannot be adequately treated with, or do not tolerate, existing medical therapies. Surgical removal of all or part of the pancreas is a cornerstone of management for many children, but is invasive and diabetes-inducing.

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RZ358 is a first-in-class fully human monoclonal antibody that counteracts the effects of elevated insulin (hyperinsulinemia) by, in effect, turning down the insulin receptor when too much insulin is present, making it well-suited as a treatment for severe, persistent hypoglycemia. XOMA demonstrated clinical proof-of-concept for RZ358 in Phase 2a studies and the compound has designated orphan status in the US and EU. We are preparing to launch Phase 2b studies in 2018 with the potential to accelerate late-stage pivotal trials for an abbreviated path-to-market strategy.

AB101

As a prerequisite to engaging in our corporate development/in-licensing activities, we first wanted to realize the objective that was the basis for the formation of AntriaBio. The primary reason most of us invested our time, energy and money was to advance AB101, a once-weekly injectable basal insulin for patients with diabetes, into the clinic as a potential disruptive therapy in the $11 billion basal insulin market that is still dominated by insulin analogs administered by daily injections.

A year ago, we set a corporate goal to complete a successful manufacturing campaign, file an investigational new drug application (IND) with the US Food & Drug Application (FDA) and start our Phase 1 first-in-human clinical study of AB101, all by the middle of 2017. In fact, we achieved each of these objectives: we produced sterile AB101 material in the first half of 2017; we filed our IND in June; and we recently completed the first of up to five potential cohorts in the AB101 clinical study being conducted at ProSciento, a contract research organization in Southern California. We look forward to dosing the next cohort in the new year, with the goal of demonstrating that the pharmacological profile of AB101 lasts for more than a week while meaningfully lowering glucose levels.

PKI Portfolio

In August of this year, soon after initiating our first-in-human study of AB101, we took the first step in realizing our corporate development objectives by in-licensing ActiveSite Pharmaceuticals’ oral plasma kallikrein inhibitor (PKI) portfolio. In our evaluation of the PKI portfolio, we became increasingly convinced of its potential to address serious diseases. Further, we believe the PKI portfolio may be the most advanced oral program in the space, given the extensive preclinical work previously conducted, including not only in vitro modeling, but also in vivo studies in the rodent, dog and monkey.

Plasma kallikrein is an enzyme that is part of the kinin system, which is a complex metabolic cascade that can play a prominent role in inflammation. Specifically, plasma kallikrein ultimately contributes to the production of a peptide called bradykinin, which causes blood vessels to enlarge or dilate, resulting in problematic inflammation and vascular leakage. By inhibiting the formation of plasma kallikrein and the subsequent production of bradykinin, we believe we may be able to treat metabolic and orphan diseases associated with vascular leakage. For example, diabetic macular edema (DME) and hereditary angioedema (HAE) are two diseases that are impacted by the kinin system that could potentially benefit from an oral PKI.

RZ402

DME is a metabolic disease that results from an increase in retinal vascular permeability (RVP) in the setting of diabetic retinopathy (abnormal retinal blood vessel growth caused by poorly controlled blood sugar levels). Vascular leakage from retinal blood vessels leads to swelling of the retina, including the macula, an area of the retina that is very important for vision. The kinin system and the production of bradykinin have been implicated in the vascular leakage associated with DME. It is estimated that approximately 50 million individuals worldwide suffer from vision-threatening complications of diabetes, including DME, which is one of the main causes of vision loss in working-age adults globally. With the growth of diabetes, DME is expected to increase in prevalence beyond its current estimate of 750,000 individuals in the US and 21 million worldwide.

Current treatment approaches are onerous, involving injections into the eye by retinal specialists on a monthly or bimonthly basis. In addition to a segment of the DME population that does not respond to these treatments, the extent of therapeutic benefit directly correlates with adherence to this route of administration and regimen, which is a significant burden for both patients and their healthcare providers, leading to high rates of non-adherence and ultimately, suboptimal therapeutic outcomes.

RZ402 is a potential new therapy for DME from the PKI portfolio. RZ402 has been shown to normalize RVP in clinically-relevant animal models of macular edema as effectively as the current injectable treatments, thereby supporting its potential as a stand-alone therapy for macular edema resulting from diabetes and other causes. We are planning to file an IND for RZ402 in the second half of 2018.

RZ602

HAE is an orphan disease characterized by recurring attacks of sudden and extreme swelling that can affect the face and mucous membranes, abdomen and genitalia. Attacks can be painful, debilitating, varied in frequency and even life-threatening, due to swelling around the airway. The disease is caused by a problem with a gene that controls the management of a specific protein, the C1 inhibitor. When there is an imbalance in the C1 inhibitor, there may be excessive bradykinin production causing tiny blood vessels to “leak” or push fluid into parts of the patient’s body, resulting in an HAE attack. The trigger for an attack is variable from person to person and even time to time.

Currently available therapies target the prevention or termination of attacks, but are highly invasive and inconvenient due to the subcutaneous/intravenous routes of administration or have an undesirable side effect profile. Approximately one in 50,000 patients worldwide have HAE.

RZ602 is a potential new therapy for HAE from the PKI portfolio. Similar to our efforts with RZ402 for DME, the objective of RZ602 is to stop the inflammatory cascade by inhibiting the production of kallikrein and thereby halting the downstream release of bradykinin and eventual swelling. We plan to file an IND for RZ602 in the first half of 2019.

Notably, in October of this year, one of our competitors, KalVista, announced a transaction with Merck whereby Merck agreed to pay KalVista $37 million up front and up to $715 million in milestone payments for an intravitreal (injection into the eye) PKI currently in Phase 2, as well as other potential preclinical oral PKIs for DME. Merck also agreed to take a 10% equity stake in KalVista with a $9 million investment. We believe this transaction validates the potential utility of the kallikrein pathway in treating certain diseases.

Other Pipeline Activities

Our research scientists are actively leveraging our multiple platform technologies to formulate new compounds, conduct studies and screen potential new product candidates as we seek to evolve our product pipeline.

Expansion of our Board of Directors and Scientific Advisory Board

In preparation for a potential up-listing to a national exchange in 2018, this year we added several new members to our Board of Directors (Board) and implemented certain governance requirements, including the creation of various Board committees. In October, we announced our newest Board member, Gil Labrucherie, who is Chief Financial Officer of Nektar Therapeutics, a biopharmaceutical company. In March, two other pharmaceutical executives joined the Board, including Tae Hoon Kim and Samir R. Patel, M.D. Mr. Kim is currently Chief Executive Officer of Aju Pharm, a pharmaceutical company in the Republic of Korea and Dr. Patel is co-founder, principal and former CEO of SPEC Pharma, LLC. Finally, in October Dr. Robert Bhisitkul joined our Scientific Advisory Board and he is a retinal specialist and Professor of Clinical Ophthalmology at the University of California, San Francisco School of Medicine. His expertise in DME drug development will be invaluable as we advance RZ402 into the clinic.

Capital Requirements and Effect of Name Change

Given our current financial needs as well as our desired strategy to advance our product pipeline candidates, we are planning to raise capital in the first half of 2018, primarily from institutional investors. We anticipate our capital-raising activities may include the issuance of equity or debt securities, obtaining credit facilities or other financing mechanisms. Clearly, if we are unable to raise capital, our prospects will be materially and adversely impacted.

The Company’s name change does not affect our corporate structure. The rights of stockholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change does not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for stockholders with certificated shares to surrender any stock certificates they currently hold as a result.

Closing

We hope you share in our excitement about today’s announcement regarding RZ358 and our evolution as a company. With the addition of RZ358 as well as RZ402 and RZ602, we have “more shots on goal” with a diversification strategy centered around metabolic and orphan diseases. We are not dependent upon any single pipeline candidate for success. Through our corporate development activities, we have significantly increased the value and attractiveness of the company. I am particularly pleased we have been able to accomplish the in-licensing of RZ358 and the PKI portfolio with only $750,000 in upfront cash and minimal dilution. This is a phenomenal achievement and virtually unprecedented in our industry.

In 2018, we have the following five primary goals:

(1)	raise capital and up-list onto a national exchange;
(2)	prepare for and initiate a Phase 2b study of RZ358;
(3)	complete our ongoing Phase 1 study of AB101;
(4)	complete the requisite preclinical work and file an IND for RZ402; and
(5)	name one project currently in discovery as a pipeline candidate based upon in vivo studies.

I encourage you to visit our revised website and review our new corporate presentation with more information about our programs.

In closing, I would like to thank all of our stakeholders, particularly our investors, for their patience and taking a long-term view of our potential as a high-value biopharmaceutical company. We believe the steps we have taken this year to evolve the company have significantly contributed to shareholder value. We are resolved to push forward in 2018 – we are Rezolute!

With warm regards,

Nevan C. Elam
Chairman and Chief Executive Officer

Forward-Looking Statements

This shareholder letter, like many written and oral communications presented by AntriaBio, Inc. and Rezolute, Inc. (the “Company”), and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.